Exhibit 99.1

April 15, 2013

A. O. Smith announces 20 percent dividend increase; two-for-one stock split

Milwaukee, Wis.— The A. O. Smith Corporation (NYSE:AOS) Board of Directors today approved a 20 percent increase in the company’s quarterly cash dividend to $.24 per share.

The dividend increase affects the company’s Common Stock and Class A Common Stock. The record date for the cash dividend is April 29, and the payment date is May 14.

This represents the eighth consecutive year the Milwaukee-based water technology company has increased its quarterly cash dividend.

The Board also approved a plan to split the company’s stock two-for-one in the form of a 100 percent stock dividend, payable to owners of Common Stock and Class A Common Stock. At the company’s annual meeting of stockholders today, stockholders approved a proposal to increase the company’s authorized shares of Common Stock, which facilitated the stock split.

The record date for the stock dividend is April 30. Holders of the company’s Common Stock and Class A Common Stock will receive one additional share of such class of stock for every share they own as of the record date. The payment date for the stock dividend is May 15.

The stock dividend will increase the total number of shares of Common Stock and Class A Common Stock outstanding to approximately 92.7 million shares. The cash dividend will be paid on the basis of the pre-split shares.

“A. O. Smith has continued to experience strong, profitable growth from its global operations,” Paul W. Jones, executive chairman, said. “As demonstrated again last year, we believe our operations have the ability to generate the cash needed to support our global growth initiatives. We believe our balance sheet remains in excellent condition as well, giving us the ability to support these dividend increases.”

“With the cash we have on hand and the borrowing capacity in place, we can continue to pursue our strategic growth plan and respond to any acquisition opportunities that present themselves.”

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain costs, savings and timeframes associated with the announced plant rationalization in Canada; weakening in the high efficiency boiler market in the United States; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; weakening in residential or commercial construction; strength or duration of any recoveries in housing or commercial construction; a further slowdown in the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2012 sales of $1.94 billion, is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring the best-known brands in North America and China, as well as water purification products for residential and light commercial applications. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,900 people at operations in the U. S., Canada, Mexico, India, China, and Europe.

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